EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Mr. James G. Reindl	Mr. Crocker Coulson, President
Chairman and CEO	CCG Investor Relations
TechPrecision Corporation	Tel: 1-646-213-1915 (NY office)
Tel: 1-978-874-0591	Mr. Gary Chin, Tel: 1-646-213-1909
Email: reindlj@ranor.com	Email: crocker.coulson@ccgir.com
www.techprecision.com	www.ccgir.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Strong Fourth Quarter Fiscal Year 2008 Results

Westminster, MA - June 24, 2008 - TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision”, or “the Company”), a leading manufacturer of large-scale, high-precision machined metal fabrications for the alternative energy, medical, nuclear, defense, aerospace and other commercial industries, today reported strong financial results for the fourth quarter and year ended March 31, 2008.
Fourth Quarter of Fiscal 2008 Highlights

•	Net sales increased 64.5% to $9.3 million

•	Gross profit rose 185.6% to $2.6 million

•	Gross profit margin was 27.8%

•	Operating income increased 396.1% to $2.1 million

•	Net income increased to $853,000 compared to a loss of $8,000

•	Net income allocated to common stock increased to $853,000 from a loss of $296,000

•	Net income per common share was $0.07 and $0.03 basic and diluted, versus $(0.03) per share basic and diluted the previous year

Fourth Quarter of Fiscal 2008 Results

For the fourth fiscal quarter of 2008, sales increased to $9.3 million or 64.5%, from $5.6 million in the fourth quarter of fiscal 2007. This increase in sales reflected improved market conditions for capital goods and the Company’s business refocus towards longer-term, high volume projects with more predictable cost structures in the alternative energy, medical and nuclear industries.

“We are pleased with the results of the fourth quarter and full year of fiscal 2008 at TechPrecision due to strong demand for our products and services, particularly in the alternative energy market,” said Chairman and CEO James Reindl. “We have continued to enjoy strong revenue growth as we implement our strategy to offer precision manufacturing and complete integration services for high volume production programs. We expect the momentum we are seeing to sustain as our backlog continues to grow,” added Mr. Reindl.

Cost of sales for the quarter ended March 31, 2008 increased by $2.0 million to $6.7 million, an increase of 41.3%, from $4.7 million for quarter ended March 31, 2007. The cost of sales grew at a rate less than the Company’s increase in sales, resulting in a gross margin of 27.8% in the fourth fiscal quarter of 2008 compared to gross margin of 16.0% in the fourth fiscal quarter of 2007.

TechPrecision’s net income available to common stockholders was $0.9 million ($0.07 per share basic and $0.03 per share diluted) in the three months ended March 31, 2008 as compared to a loss of $0.3 million or $(0.03) per basic and diluted share in the three months ended March 31, 2007.

Full Year Fiscal 2008 Results

•	Net sales increased 66.6% to $31.8 million

•	Gross profit rose 135.2% to $8.3 million

•	Gross profit margin was 26.2%

•	Operating income grew 342.8% to $6.4 million

•	Net income rose to $3.5 million from $290,000

•	Net income allocable to common stock increased to $3.5 million from a loss of $386,000

•	Net income per common share was $0.32 and $0.12 basic and diluted, versus $(0.04) per share basic and diluted

For the year ended March 31, 2008, revenue rose to $31.8 million, up 66.6% from $19.1 million for the year ended December 31, 2007. Gross profit for the period was 8.3 million, compared to 3.5 million for fiscal 2007, an increase of 135.2%. Operating income grew 342.8% from fiscal 2007 to fiscal 2008, from $1.4 million to $6.4 million. Net income available to common stockholders was $3.5 million, or $0.32 per share (basic) and $0.12 per share (diluted), for the year ended March 31, 2008 as compared to a loss of $386,000 or $0.04 per share (basic and diluted) in the year ended March 31, 2007.

Financial Condition

At March 31, 2008, TechPrecision had working capital of $6.4 million as compared with working capital of $3.4 million at March 31, 2007, an increase of $3.0 million reflecting the Company’s increased level of business. The cash flows from operations were $2.5 million as compared to $1.6 million in the year ended March 31, 2008 as compared to 2007. The increase in operating cash flow was due to the net effect of an increase in net profits and decrease in costs incurred on uncompleted contracts.

During the year ended March 31, 2008, the Company received $658,000 from the exercise of warrants to purchase 1,510,000 shares of common stock.

Business Outlook

TechPrecision provides critical products for the solar industry and has a track record of providing key components to the nuclear energy industry as well. The solar industry continues to experience rapid growth and a nuclear renaissance is emerging worldwide. Both industries are expected to grow significantly due to continued strong demand for energy coupled with concerns about carbon emissions and dependence on foreign oil. TechPrecision management is encouraged about strong growth it anticipates achieving with respect to long-term program work in the medical industry as well. As one of the few full-service fabrication and machining companies that can supply, large high-precision key components and complete program integration, TechPrecision believes that it is positioned well to benefit from strong anticipated demand from numerous industry sectors.

“We are pleased with our strategy to refocus the Company into high volume, long-term projects and provide full integration services to customers in growing markets. Our operations continue to generate strong revenue growth and profitability,” stated Mr. Reindl. “Our solar business continues to enjoy strong momentum.”

TechPrecision anticipates operating at a high level of capacity throughout fiscal 2009 and is currently evaluating capacity expansion plans both on- and off-site. As of March 31, 2008, the company had a backlog of firm orders totaling approximately $33.4 million.  The Company anticipates that this backlog will be shipped during the year ended March 31, 2009.

Teleconference Information

The Company will hold a conference call at 11:00 a.m. Eastern (U.S.) time on Wednesday, June 25, 2008. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 866-293-8971 or 913-312-1272. When prompted by the operator, mention Conference Passcode 6513841.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Wednesday, June 25 at 3:00 p.m. Eastern Time. To access the replay, dial 888-203-1112 or 719-457-0820, and enter the Passcode 6513841.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly-owned subsidiary Ranor, Inc., manufactures metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy, medical, nuclear, defense, industrial, and aerospace. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2008 and 2007

	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$2,852,676	$1,443,998
Accounts receivable, less allowance for doubtful accounts of $25,000	4,509,336	2,701,707
Costs incurred on uncompleted contracts, in excess of progress billings	4,298,683	1,266,445
Inventories- raw materials	195,506	183,498
Prepaid expenses	1,039,117	270,321
Total current assets	12,895,318	5,865,969
Property, plant and equipment, net	2,810,981	2,561,054
Deposit on fixed assets	240,000	--
Deferred loan cost, net	121,692	138,718
Total Assets	$16,067,991	$8,565,741
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$990,533	1,298,643
Accrued expenses	1,480,507	498,626
Deferred revenues	3,418,898	--
Loan from shareholder	--	60,000
Current maturity of long-term debt	613,832	610,814
Total current liabilities	6,503,770	2,468,083
LONG-TERM DEBT
Notes payable- noncurrent	5,404,981	6,020,440
STOCKHOLDERS’ EQUITY
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,000,000 are designated as Series A Preferred
Stock, with 7,018,064 shares issued and outstanding at March 31,2008
and 7,752,462 at March 31, 2007.	2,542,643	2,835,278
Common stock -par value $.0001 per share, authorized,
90,000,000 shares, issued and outstanding, 12,572,995
shares at March 31, 2008 and 10,049,000 at March 31, 2007	1,259	1,006
Paid in capital	2,624,892	1,766,423
Accumulated deficit	(1,009,554)	(4,525,489)
Total Stockholders’ equity	4,159,240	77,218
Total liabilities and stockholders' equity	$16,067,991	$8,565,741

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Years Ended March 31,
	2008	2007	2008	2007

Net sales	$9,271,274	$5,637,395	31,805,146	$19,086,206
Cost of sales	6,693,693	4,734,893	23,472,922	15,543,055

Gross profit	2,577,581	902,502	8,332,224	3,543,151
Operating expenses:
Salaries and related expenses	342,780	224,213	1,228,316	1,208,920
Professional fees	(11,748)	192,456	291,357	498,349
Selling, general and administrative	125,285	58,280	410,886	390,290

Total operating expenses	456,317	474,949	1,930,559	2,097,559

Income from operations	2,121,264	427,553	6,401,665	1,445,592

Other income (expenses)

Interest expense	(121,598)	(122,149)	(511,615)	(628,412)
Interest income	(4,256)	1,267	479	2,453
Finance costs	2	(74,622)	(17,026)	(289,308)

Total other income (expense)	(125,852)	(195,504)	(528,162)	(915,267)

Income (loss) before income taxes	1,995,412	232,049	5,873,503	530,325
Provision for income taxes	(1,142,580)	(240,100)	(2,357,568)	(240,100)
Net income (loss)	852,832	$(8,051)	3,515,935	290,225
Deemed dividend to preferred stockholders	—	(287,580)	—	(675,813)
Net income (loss) to common stockholders	$852,832	$(295,631)	$3,515,935	$(385,588)

Weighted average number of shares outstanding (basic)	12,387,852	10,024,730	10,896,976	10,008,463

Weighted average number of shares outstanding (fully diluted)	29,430,171	10,024,730	28,380,980	10,008,463
Net income (loss) per common share (basic)	$0.07	$(0.03)	$0.32	$(0.04)
Net income (loss) per share (fully diluted)	$0.03	$(0.03)	$0.12	$(0.04)

TECHPRECISION CORPORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
	Year Ended March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$3,515,935	$290,225
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	483,358	722,352
Shares issued for services	19,139	14,761
Issuance of options	11	13,500
Preferred stock issued as liquidated damages	--	9,466
Changes in operating assets and liabilities:
Accounts receivable	(1,807,630)	(194,423
Inventory	(12,007	(30,649
Costs incurred on uncompleted contracts	(5,178,720)	(2,565,492)
Prepaid expenses	(768,797)	116,154
Accounts payable and accrued expenses	673,770	544,369
Customer advances	5,565,381	2,605,636
Net cash provided (used) in operating activities	2,490,440	1,587,197
CASH FLOW FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(716,260)	(430,534)
Deposits on equipment	(240,000)	--
Net cash used in investing activities	(956,260)	(430,534)
CASH FLOWS FROM FINANCING ACTIVITIES
Mortgage loan	--	3,200,000
Capital addition (distribution) of WMR equity	(111,500)	82,500
Addition to capital - proceeds of warranty settlement	--	414,850
Issuance of common stock on exercise of warrants	658,437	--
Payment of notes	(612,439)	(3,888,148)
Increase in restricted cash	--	950,000
Decrease in amounts due to former stockholders	--	(843,600
Borrowing costs	--	(181,068)
Increase (decrease) in loan from stockholder	(60,000)	60,000
Net cash provided by (used in) financing activities	(125,502	(205,466)
Net increase (decrease) in cash and cash equivalents	1,408,678	951,197
Cash and cash equivalents, beginning of period	1,443,998	492,801
Cash and cash equivalents, end of period	$2,852,676	$1,443,998

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